FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:   3235-0287       |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   ANGELSON          MARK
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green
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                     (Street)

   Stamford                CT           06901
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


   MOORE CORPORATION LIMITED (MCL)
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3. I.R.S. or Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year


   10/21/02
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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify title below)


   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                      5. Amount of     6. Owner-
                                 2A. Deemed                                              Securities       ship
                      2. Trans-      Execution   3. Trans-   4. Securities Acquired (A)  Beneficially     Form:
                         action      Date,          action      or Disposed of (D)       Owned Following  Direct     7. Nature of
                         Date        if any         Code        (Instr. 3, 4 and 5)      Reported         (D) or        Indirect
1. Title of Security     (Month/     (Month/      (Instr. 8)  -------------------------- Transaction(s)   Indirect      Beneficial
   (Instr. 3)            Day/        Day/         ----------  Amount    (A) or     Price (Instr.          (I)           Ownership
                         Year)       Year)        Code    V             (D)               3 and 4)        (Instr. 4)    (Instr. 4)
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
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (9-02)

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
     TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.          2.        3.       3A.      4.       5.           6.             7.              8.      9.          10.        11.
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                                                 Number of                   Title and               Number of   Ownership
                                                 Derivative   Date Exer-     Amount of               Derivative  Form of
                               Deemed            Securi-      cisable and    Underlying              Securities  Deriv-     Nature
                               Execu-            ties Acqu-   Expiration     Securities      Price   Benefi-     ative      of
            Conver-            tion     Trans-   ired (A) or  Date (Month/   (Instr. 3       of      cially      Security:  Indirect
            sion or   Trans-   Date,    action   Disposed     Day/Year)      and 4)          Deriv-  Owned       Direct     Bene-
            Exercise  action   if       Code     of (D)       -------------  --------------  ative   Following   (D) or     ficial
Title of    Price of  Date     any      (Instr.  (Instr. 3,   Date                  Amount   Secur-  Reported    Indirect   Owner-
Derivative  Deriv-    (Month/  (Month/  8)       4 and 5)     Exer-  Expir-         or Num-  ity     Transac-    (I)        ship
Security    ative     Day/     Day/     -------  -----------  cis-   ation          ber of   (Instr. tion(s)     (Instr.    (Instr.
(Instr. 3)  Security  Year)    Year)    Code  V  (A)   (D)    able   Date    Title  Shares   5)      (Instr. 4)  4)         4)
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
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Deferred     $9.52    10/17/02  N/A     A       150,000       N/A     N/A   Common  150,000   ONE    201,653.23  D          N/A
Share Units                                                                 Shares            FOR
(Non-voting,                                                                                  ONE
non-transferrable
unit equivalent
to Common Shares)
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



                 /s/ Mark A. Angelson                        October 21, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.